UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Obagi Medical Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OBAGI MEDICAL PRODUCTS, INC.

310 Golden Shore
Long Beach, California 90802

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2007

The Annual Meeting of Stockholders of Obagi Medical Products, Inc. (the “Company” or “Obagi”) will be held on June 7, 2007 at 10:00 a.m. local time at the Company’s Training Center located at 330 Golden Shore, Suite 450, Long Beach, California 90802. The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect seven directors to hold office until the year 2008 Annual Meeting of Stockholders and until their successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on May 1, 2007 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices at 310 Golden Shore, Long Beach, California 90802 for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN R. CARLSON
Chief Executive Officer
Long Beach, California
May 4, 2007

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet or (2) by mail, using the return envelope provided. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

Obagi Medical Products, Inc.
310 Golden Shore
Long Beach, CA 90802
(562) 628-1007

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

Obagi Medical Products, Inc. (the “Company” or “Obagi”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 7, 2007, at 10:00 local time, at the Company’s Training Center located at 330 Golden Shore, Suite 450, Long Beach, California 90802, and at any adjournments thereof (the “Annual Meeting”). These materials, together with the Company’s Annual Report to Stockholders, are being mailed to stockholders on or about May 4, 2007.

Only holders of the Company’s common stock as of the close of business on May 1, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. Stockholders who hold shares of the Company in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker. As of the Record Date, there were approximately 21,801,961 shares of common stock outstanding.

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shares of stock present at the meeting for purposes of determining whether a quorum is present.

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by the Company that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted for the nominees to the Board of Directors listed on the proxy card and in this Proxy Statement and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

There are three different ways to vote your shares:

By Internet:   You may submit a proxy or voting instructions over the Internet any time prior to June 6, 2007, the day before the annual meeting, by going to www.voteproxy.com following the instructions to create an electronic ballot. If your shares are held in street name, please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

By Mail:   If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person:   If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person.

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 310 Golden Shore, Long Beach, CA 90802 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

The proxy card accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The name, age and year in which the term expires of each member of the Board of Directors of the Company is set forth below:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
Steven R. Carlson	50	Chief Executive Officer, President and Director	2007
Albert J. Fitzgibbons III	61	Chairman of the Board of Directors	2007
John A. Bartholdson	36	Director	2007
Bradley J. Hoecker	45	Director	2007
Edward A. Grant	57	Director	2007
Albert F. Hummel	62	Director	2007
Ronald P. Badie	64	Director	2007

At the Annual Meeting, the stockholders will vote on the election of all seven directors to serve for a one-year term until the annual meeting of stockholders in 2008 and until their successors are elected and qualified. All directors will hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors.

NOMINEES AND CONTINUING DIRECTORS

The following individuals have been nominated for election to the Board of Directors:

Steven R. Carlson has served as our chief executive officer and president since July 2005 and one of our directors since May 2006. From March 2005 until July 2005, he served as our president. Prior to joining us, Mr. Carlson held senior executive positions with several start-up ventures including ReVance Therapeutics (formerly Essentia Biosystems) from 2004 to 2005, and Orquest Inc. (acquired by Johnson and Johnson) from 1995 to 2003. Mr. Carlson began his career with 15 years at Allergan, where his management experience included Senior Vice President of Marketing and General Manager responsible for building the Botox Global business from 1987 to 1995. Mr. Carlson received his B.S. in biology and chemistry from the University of Minnesota.

Albert J. Fitzgibbons III has served on our board of directors since September 2004 and as chairman of our board since August 2006. Mr. Fitzgibbons is a partner and a director of Stonington Partners, Inc., a position that he has held since 1993, and a partner and a director of Stonington Partners, Inc., II. He has also been a director of Merrill Lynch Capital Partners, Inc., or MLCP, a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co., since 1988 and a consultant to MLCP from 1994 to December 2000. He was a partner of MLCP from 1993 to 1994 and executive vice president of MLCP from 1988 to 1993. Mr. Fitzgibbons was a managing director of the investment banking division of Merrill Lynch & Co. from 1978 to July 1994. He is also currently a director of Merisel, Inc., a publicly traded provider of visual and brand imaging services. Mr. Fitzgibbons received his B.A. from Boston College and his M.B.A. from Columbia University.

John A. Bartholdson has served on our board of directors since June 2000. He has been a partner and director of Stonington Partners, Inc. since April 2006, having previously served as a principal since August 1999 and as an associate starting in June 1997. He has also been a partner and a director of Stonington Partners, Inc. II since April 2006. From 1994 to 1995 he worked for Stonington Partners as an analyst. From 1992 to 1994, Mr. Bartholdson worked for Merrill Lynch Capital Partners, Inc., a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co. Mr. Bartholdson is a director of several privately held companies. Mr. Bartholdson received his B.A. from Duke University and his M.B.A. from the Stanford Graduate School of Business.

Bradley J. Hoecker has served on our board of directors since 1999. He has been a partner and director of Stonington Partners since November 1997, having served as a principal of Stonington Partners since its formation in 1993. He has also been a partner and a director of Stonington II since November 1997. From 1994 to 2000, Mr. Hoecker worked as a consultant for Merrill Lynch Capital Partners, Inc., or MLCP, a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co. He was a principal of MLCP from 1993 to 1994 and an associate of MLCP from 1989 to 1993. Mr. Hoecker was also an associate of the investment banking division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1989 to 1994. From 1984 to 1987, Mr. Hoecker was employed by Bankers Trust Company. Mr. Hoecker currently serves as director on several privately held corporations. He is also currently a director of Merisel, Inc. and Conihasset Capital Partners, Inc., a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Mr. Hoecker received his B.B.A. from Southern Methodist University and his M.M. from the Kellogg Graduate School of Management.

Edward A. Grant has served on our board since November 2005. He is a principal and practice director at Arthur Andersen LLP. He has been a professional at Andersen for more than thirty years. He was an audit partner with the firm for sixteen years, serving as the auditor to several public companies, including companies in the health care industry. Mr. Grant is a member of the board of directors of Merisel, Inc. and the chair of its audit committee. Mr. Grant received his bachelor’s and two master’s degrees from the University of Wisconsin-Madison and became a CPA in 1976. He is a past member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society and has served on several civic boards.

Albert F. Hummel has served on our board since November 2005. Mr. Hummel has served as chief executive officer of Pentech Pharmaceuticals Inc., a product development company, since 1998. From 1994 until 1998, Mr. Hummel was a co-founder and general partner of Affordable Residential Communities LLC. Since 1986, he has served as a director of Watson Pharmaceuticals Inc. and was its chief financial officer from October 1991 until December 1994. Mr. Hummel was co-founder of Bradley Hummel Inc., a NYSE firm, and began his career at Merrill Lynch & Co in 1970 as a member of the investment banking group.

Ronald P. Badie has served on our board of directors since November 2006. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm’s investment banking subsidiary. Deutsche Bank is an international financial services provider. Over the years, Mr. Badie held a variety of senior level positions with the firm and its predecessor, Bankers Trust Company, in both New York and Los Angeles. Mr. Badie currently serves as a director of Amphenol Corporation, Merisel, Inc., and Nautilus, Inc. and is a trustee of The Endowments, an investment fund for non-profit organizations. Mr. Badie is a graduate of Bucknell University and received an MBA from New York University’s Stern School of Business.

EXECUTIVE OFFICERS

Curtis A. Cluff has served as our executive vice president, corporate development and operations since June 2005. He joined us as chief financial officer and senior vice president, operations in January 2002. Previously Mr. Cluff served as the chief financial officer of Beyond Corporation from 2000 to 2002, and as a vice president, finance for Merisel Inc., a fortune 500 technology distribution company from 1996 to 2000. Beyond Corporation filed a voluntary petition for bankruptcy in January 2002, seeking both state and federal protection. Prior to his time with Merisel Inc., Mr. Cluff served from 1994 to 1996 as the financial controller for the U.S. Pacific division of Westburne Inc., a multi-billion dollar wholesale distributor based in Montreal. He began his career with Deloitte & Touche, LLP’s Audit and Advisory Services group, specializing in distribution and high-tech manufacturing. Mr. Cluff is a CPA and received his B.S. in Business Administration from California Polytechnic University.

Stephen A. Garcia has served as our chief financial officer since July 2005. Mr. Garcia joined us as the director of finance in July 2003 and was promoted to Vice President of Finance in November 2004. Prior to that, Mr. Garcia served as the chief financial officer of Universal Broadband Communications from 2002 to 2003 and the chief financial officer of CCC GlobalCom Corp. from 2001 to 2002. CCC GlobalCom Corp.’s two subsidiaries filed for bankruptcy in December 2003 and January 2004. Mr. Garcia served as the chief financial officer of Incomnet Communications Corp from 1999 to 2001. Prior to that, Mr. Garcia served in senior and mid-level financial management positions for Incomnet Communications Corp., Melles Griot, Inc. and Focus/MRI, Inc. from 1991 to 1998. Mr. Garcia began his career in 1987 with Deloitte & Touche, LLP. Mr. Garcia is a CPA and received his B.S. in accounting from the University of Southern California.

David Goldstein has served as our executive vice president, global sales and field marketing since January 2004. He joined us as director of sales for the United States in October 1999. From 1991 to 1999, Mr. Goldstein served in sales management positions for Allergan. Prior to that, Mr. Goldstein worked with Johnson & Johnson, where he served in various sales positions with a particular focus on dermatology products such as Retin-A. Prior to beginning his career in sales, Mr. Goldstein served for four years in the United States Marine Corps, earning a Navy Commendation of Meritorious service. Mr. Goldstein received his B.S. in economics and M.B.A. from National University of San Diego.

Judith C. Hattendorf has served as our senior vice president, product development since November 2004. She joined us as general manager for the United Kingdom in September 2000. Prior to joining us, Ms. Hattendorf served as Vice President Human Resources at Duramed Pharmaceuticals (acquired by Barr Laboratories), a company focused on developing hormone replacement therapy and oral contraceptive products, where she was responsible for business development for their European branch. Ms. Hattendorf has over 15 years experience working in major hospitals, including positions as the director of critical care services and women’s health programs. Ms. Hattendorf received her B.A. from Xavier University in Cincinnati, Ohio and her R.N. from the City University of New York.

There are no family relationships among any of the Company’s directors or executive officers.

CORPORATE GOVERNANCE

The Company’s Board of Directors met ten times during fiscal 2006 and action was taken via unanimous written consent once. The audit committee met eight times, the compensation committee took action via unanimous written consent once and the nominating committee met one time during fiscal 2006. During fiscal 2006, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of Committees on which such member served, during the period of such member’s service, except for LeRoy Keith who attended two of the three board meetings the Company held in fiscal 2006 while he was a member of the board.

We have a policy of encouraging all directors to attend the annual stockholder meetings and we expect all of our directors to attend the 2007 annual meeting.

Board Independence

The Board of Directors has determined that Mr. Grant, Mr. Badie and Mr. Hummel are “independent” under the rules of the Nasdaq Stock Market. Although Nasdaq rules require that a majority of the Board of Directors be independent, under special phase-in rules applicable to new public companies, the Company will have until December 13, 2007 (one year from the effective date of the Company’s initial public offering) to comply with the majority Board independence requirements. Under applicable Securities and Exchange Commission (“SEC”) and Nasdaq rules, the existence of certain “related party” transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board is required to consider whether there are other transactions, arrangements or relationships, even if not specifically disclosable under the SEC rules, that might impact a director’s ability to exercise independent judgment on behalf of the Company. Our Board has determined that there were no such transactions, arrangements or relationships with respect to its independent directors.

Board Committees

The Board of Directors has standing audit, compensation and nominating/corporate governance committees.

Audit Committee.   The audit committee currently consists of Messrs. Grant (chairman), Bartholdson, Badie and Hummel. The Board has determined that Mr. Badie, Mr. Grant and Mr. Hummel are independent directors and meet the eligibility standards for Audit Committee Service under the rules of the Nasdaq Stock Market. The Board has determined that Mr. Grant qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The Board has determined that Mr. Bartholdson is not an independent director because he is a partner of Stonington Partners, Inc. and the Company made payments to Stonington Partners, Inc. or its affiliates for property and services during one or more of the last three fiscal years that exceeded the greater of 5% of Stonington Partners, Inc.’s consolidated gross revenues for such year, or $200,000, and such payments did not fall into an excepted category. Mr. Bartholdson was a member of the audit committee prior to the Company’s initial public offering and the Board kept him on the audit committee despite his not being independent because of his financial expertise and knowledge of the Company. In general, Nasdaq requires that the audit committee be comprised only of independent directors. However, pursuant to the phase-in rules of the Nasdaq Stock Market, Mr. Bartholdson may remain on the audit committee until December 13, 2007, one year from the effective date of the Company’s initial public offering. Mr. Bartholdson will resign from the audit committee no later than December 13, 2007.

The purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the audit committee include appointing and approving the compensation of the independent registered public accounting firm to conduct the annual audit of our financial statements, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, overseeing the work of the independent registered public accounting firm, and approving all professional services to be provided to the Company by its independent registered public accounting firm.

Compensation Committee.   The compensation committee currently consists of Messrs. Badie (chairman), Fitzgibbons, and Grant. The Board has determined that Mr. Badie and Mr. Grant are independent under the rules of the Nasdaq Stock Market. The Board has determined that Mr. Fitzgibbons is not an independent director because he is a partner of Stonington Partners, Inc. and the Company made payments to Stonington Partners, Inc. or its affiliates for property and services during one or more of the last three fiscal years that exceeded the greater of 5% of Stonington Partners, Inc.’s consolidated gross revenues for such year, or $200,000, and such payments did not fall into an excepted category. Mr. Fitzgibbons was a member of the compensation committee prior to the Company’s initial public offering and the Board kept him on the compensation committee despite his not being independent because of his knowledge of the Company and its past compensation practices. In general, Nasdaq requires that the compensation committee be comprised only of independent directors. However, pursuant to the phase-in rules of the Nasdaq Stock Market, Mr. Fitzgibbons may remain on the compensation committee until December 13, 2007, one year from the effective date of the Company’s initial public offering. Mr. Fitzgibbons will resign from the compensation committee no later than December 13, 2007.

The primary duties and responsibilities of the compensation committee are to oversee our overall compensation structure, policies and practices, and assess whether our compensation structure establishes appropriate incentives for management and employees, to administer our incentive-compensation and equity-based compensation plans, to review and approve corporate goals and objectives relevant to the compensation of our chief executive officer and set the compensation of other executive officers, officers, employees, consultants and advisors, to review the performance of such individuals in order to determine appropriate compensation, and to prepare an annual report to the Company’s stockholders on executive compensation and review the Company’s Compensation Discussion and Analysis. The compensation committee may delegate its authority to set the compensation of non-officer employees and consultants to officers and other appropriate Company supervisory personnel. The chief executive officer makes recommendations to the compensation committee regarding appropriate goals and objectives relevant to the compensation and performance of the other executive officers.

The compensation committee has the authority to select and engage, at the Company’s expense, such outside consultants, legal counsel and other advisors as it determines necessary and advisable to assist it in the performance of its functions, including the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms. The compensation committee has not retained any outside consultants, legal counsel or other advisors.

Nominating/Corporate Governance Committee.   The nominating/corporate governance committee currently consists of Messrs. Hoecker (chairman), Badie and Hummel. Messrs. Badie and Hummel are independent directors under the rules of the Nasdaq Stock Market. The nominating committee’s responsibilities include recommending to the Board of Directors nominees for possible election to the Board of Directors, recommending directors to the Board of Directors for appointment to its committees and providing oversight with respect to corporate governance. The Board has determined that Mr. Hoecker is not an independent director because he is a partner of Stonington Partners, Inc. and the Company made payments to Stonington Partners, Inc. or its affiliates for property and services during one or more of the last three fiscal years that exceeded the greater of 5% of Stonington Partners, Inc.’s consolidated gross revenues for such year, or $200,000, and such payments did not fall into an excepted category. Mr. Hoecker was a member of the nominating/corporate governance committee prior to the Company’s initial public offering and the Board kept him on the nominating/corporate governance committee despite his not being independent because of his knowledge of the Company and its industry. In general, Nasdaq requires that the nominating/corporate governance committee be comprised only of independent directors. However, pursuant to the phase-in rules of the Nasdaq Stock Market, Mr. Hoecker may remain on the nominating/corporate governance committee until December 13, 2007, one year from the effective date of the Company’s initial public offering. Mr. Hoecker will resign from the nominating/corporate governance committee no later than December 13, 2007.

Charters for the Company’s audit committee, compensation committee and nominating/corporate governance committee are posted on the Company’s website at: www.obagi.com.

DIRECTOR NOMINATIONS

Criteria for Board Membership.   In selecting candidates for appointment or re-election to the Board, the nominating/corporate governance committee (the “nominating committee”) considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors will be independent under the rules of the Nasdaq Stock Market on or before the date required by such rules, and that members of the Company’s audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees.   The nominating committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2008 Annual Meeting” below.

Process for Identifying and Evaluating Nominees.   The nominating committee believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the nominating committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if the nominating committee deems appropriate, a third-party search firm. The nominating committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the nominating committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate. The nomination committee has not retained any outside consultants, legal counsel and other advisors.

The Company has never received a proposal from a stockholder to nominate a director. Although the nominating committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2007 Annual Meeting.   Each of the nominees listed in this Proxy Statement are current directors standing for re-election.

COMMUNICATIONS WITH DIRECTORS

Complaints regarding the Company’s accounting, internal accounting controls or auditing matters can either be reported directly to the Chief Financial Officer or the Chairman of the Audit Committee by writing to Obagi Medical Products, Inc., Attn: Chief Financial Officer or the Chairman of the Audit Committee, 310 Golden Shore, Suite 100, Long Beach, CA, 90802, or submitted through the Company’s confidential and anonymous electronic and phone hotline administered by a third party by visiting our website at www.obagi.com or calling 1-800-792-8089.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Fitzgibbons, Badie and Grant served on the compensation committee during the year ended December 31, 2006. None of these directors is, or has ever been, an officer or employee of the Company or any of its subsidiaries. None of these directors had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K—Certain Relationships and Related Transactions, except for Mr. Fitzgibbons, whom the Board has determined is not an independent director because he is a partner of

Stonington Partners, Inc. and the Company made payments to Stonington Partners, Inc. or its affiliates for property and services during one or more of the last three fiscal years that exceeded the greater of 5% of Stonington Partners, Inc.’s consolidated gross revenues for such year, or $200,000, and such payments did not fall into an excepted category. Mr. Fitzgibbons was a member of the compensation committee prior to the Company’s initial public offering and the Board kept him on the compensation committee despite his not being independent because of his knowledge of the Company and its past compensation practices. In general, Nasdaq requires that the compensation committee be comprised only of independent directors. However, pursuant to the phase-in rules of the Nasdaq Stock Market, Mr. Fitzgibbons may remain on the compensation committee until December 13, 2007, one year from the effective date of the Company’s initial public offering. Mr. Fitzgibbons will resign from the compensation committee no later than December 13, 2007. During the year ended December 31, 2006, no executive officer of the Company served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers also served on the compensation committee or Board of Directors of the Company. No interlocking relationship exists, or in the past fiscal year has existed, between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all officers and employees, including its principal executive officer, principal financial officer and controller. Any material changes made to the Code of Ethics or any waivers granted to any of our directors and executive officers will be publicly disclosed by the filing of a Current Report on Form 8-K within four business days of such material change or waiver. A copy of our Code of Ethics is available on our website at www.obagi.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Common Stock as of March 31, 2007 or earlier date for information based on filings with the SEC by (a) each person known to the Company to own more than 5% of the outstanding shares of the Common Stock, (b) each director and nominee for director of the Company, (c) the Company’s Chief Executive Officer, Chief Financial Officer and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Five percent stockholders:
Stonington Capital Appreciation 1994 Fund, L.P.(3) 540 Madison Avenue New York, New York 10022	9,867,285	45.3%
Zein and Samar Obagi Family Trust(4) 270 N. Canon Drive Beverly Hills, California 90210	4,064,167	18.6%
McNamara Family Irrevocable Trust under agreement dated December 17, 2004(5) 10202 Sycamore Circle Villa Park, California 92861	416,667	1.9%
McNamara Family Trust under agreement dated December 27, 2004(5) 10202 Sycamore Circle Villa Park, CA 92861	1,458,334	6.7%
Executive Officers and Directors:
Ronald P. Badie(6)	2,728	*
Steven R. Carlson(7)	167,457	*
Curtis A. Cluff(8)	68,056	*
Stephen A. Garcia(9)	18,057	*
David Goldstein(10)	60,973	*
Judith C. Hattendorf(11)	21,390	*
John A. Bartholdson(12)	—	—
Albert J. Fitzgibbons III(12)	—	—
Edward A. Grant	2,500	*
Bradley J. Hoecker(12)	—	—
Albert F. Hummel	2,500	*
All officers and directors as a group (11 persons)(12)(13)	343,661	1.6%

                 * Lessthan 1%.

       (1) Unless otherwise indicated, the address of each of the named individuals is c/o Obagi Medical Products Inc, 310 Golden Shore, Long Beach, CA 90802

       (2) Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 31, 2007. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

       (3) Stonington Capital Appreciation 1994 Fund, L.P., or the Stonington Fund, is the record holder of 9,867,285 shares of common stock. The Stonington Fund is a Delaware limited partnership whose limited partners consist of certain institutional investors, formed to invest in corporate acquisitions organized by Stonington Partners, Inc. Stonington Partners, L.P., a Delaware limited partnership, is the general partner in the Stonington Fund with a 1% economic interest. Except for such economic interest, Stonington Partners, L.P. disclaims beneficial ownership of the shares set forth above. Stonington Partners, Inc. II is the general partner of, with a 1% interest in, Stonington Partners, L.P. Except for such economic interests, Stonington Partners, Inc. II disclaims beneficial ownership of the shares set forth above. Pursuant to a management agreement with the Stonington Fund, Stonington Partners, Inc. has full discretionary authority with respect to the investments of the Stonington Fund, including the authority to make and dispose of such investments. Furthermore, Stonington Partners, Inc. has a 1% economic interest in Stonington Partners, L.P. Stonington Partners, Inc. disclaims beneficial ownership of the shares set forth above. Messrs. Bartholdson, Fitzgibbons and Hoecker, together with James J. Burke, and Alexis P. Michas, serve on the board of directors of Stonington Partners, Inc., which has voting and dispositive authority for the Stonington Fund. The address for each of the entities listed in this footnote, as well as Stonington management included in the table above, is c/o Stonington Partners, Inc., 540 Madison Avenue, New York, NY 10022. Information regarding these shares is based on the Schedule 13G filed by the Stonington Fund with the SEC on February 14, 2007.

       (4) Dr. Zein Obagi, our former Executive Medical Director and former member of our board, is Trustee of the Zein and Samar Obagi Family Trust. As Trustee, Dr. Obagi holds sole voting and investment authority over the shares.

       (5) We believe that Ms. Lucy McNamara is the trustee of the trusts for the benefit of Ms. McNamara and/or members of her immediate family. Information regarding these shares is based on the Schedule 13G filed by the trusts with the SEC on February 14, 2007.

       (6) Mr. Badie joined our board on November 14, 2006. The shares are restricted stock which are no longer subject to forfeiture one year from the date of grant which was December 13, 2006.

       (7) Includes 790 shares of common stock purchased by Steve Carlson’s wife. Remaining amount are shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

       (8) Includes 30,556 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

       (9) Consists solely of shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(10) Includes 30,973 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(11) Includes 15,390 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

(12) Excludes shares held by the Stonington Fund of which Mr. Fitzgibbons, Mr. Hoecker and Mr. Bartholdson may be deemed to be beneficial owners as a result of their ownership of Stonington Partners, L.P. Mr. Fitzgibbons, Mr. Hoecker and Mr. Bartholdson disclaim beneficial ownership in these shares.

(13) Includes 261,643 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of March 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Zein E. Obagi, M.D. and affiliated parties

2006 Agreement

On June 29, 2006, we entered into an agreement with Zein Obagi, M.D., our former executive medical director and board member and currently one of our principal stockholders, Zein E. Obagi, MD Inc., Samar Obagi, the Zein and Samar Obagi Family Trust and Skin Health Properties, Inc. The agreement provides that Dr. Obagi (and his affiliates that entered into the agreement, including Zein E. Obagi, MD Inc., or Obagi Inc.) and/or Skin Health Properties (an entity controlled by Dr. Obagi and his affiliates) will promote and provide services to support the marketing of our products, including the oversight of property we are leasing in Beverly Hills, California. Additionally, Dr. Obagi (and his affiliates that entered into the agreement) will be available to advise and assist us in the formulation and clinical testing of new products on a retainer basis, and he will also provide training and/or education seminars on a fee basis and participate in at least one clinical study per year. We have agreed to pay Obagi Inc. an annual retainer of $570,000 for the advising and formulating services and the marketing and support services described above, as well as for Dr. Obagi’s agreement to chair an annual Obagi Skin Health Alumni Symposium and up to two clinical advisory meetings per year. In addition, we have agreed to pay Obagi Inc. an annual fee of $200,000 for the first two years of the agreement for the development of Proderm products. At the end of the two years, we have an option to continue marketing the Proderm products, in which case we will pay Obagi Inc. an annual royalty payment of the greater of $200,000 or 5% of our net revenues from the sales of the Proderm products. We will also pay Obagi Inc. royalty fees for developing other products identified in the agreement equal to 5% of our net revenues from sales of those products. We have agreed to pay the following additional fees and expenses for services under the agreement:

•       $5,000 per day for each day of training and education seminars for services provided by Dr. Obagi on behalf of Obagi Inc. outside of Dr. Obagi’s practice and $2,500 per day for each day of training and education seminars for services provided by Dr. Obagi on behalf of Obagi Inc. within Dr. Obagi’s practice;

•       $2,500 per patient completed for clinical studies in which Dr. Obagi participates for clinical testing of products not already covered by the agreement;

•       reimbursement of travel expenses when no training is conducted; and

•       50% of all invoiced commercially reasonable marketing design and development expenses associated with the opening of the property in Beverly Hills, not to exceed $100,000.

Under the 2006 Agreement, during the year ended December 31, 2006, we paid or accrued payables to Dr. Obagi (i) $285,000 in retainer fees, (ii) $100,000 in fees for the development of Proderm products, and (iii) $80,000 in marketing design, and development expenses associated with the opening of the Beverly Hills property.

We have also agreed to indemnify Dr. Obagi and his affiliates for any claims against our products, or any claims arising out of our acts or omissions or any breach of warranties given by us in the agreement.

Under the agreement, we have been granted a perpetual, royalty-free, non-exclusive license to all accounts, customer lists and other customer information and data (subject to Federal and state privacy laws) regarding Obagi Inc.’s customers, as well as a non-exclusive license to use and reproduce the marketing materials produced by Obagi Inc. and/or Skin Health Properties. We granted to Obagi Inc. and/or Skin Health Properties a limited, non-exclusive, irrevocable license for the use of certain of our trademarks, as well as a non-exclusive license to use and reproduce the marketing materials designated by us from time to time for the promotion and marketing services being provided under the agreement.

Under the agreement, the maximum discount that we provide to independent third-party physicians in the United States will apply to all products distributed by us that are supplied by us to Obagi Inc. and/or Skin Health Properties in connection with the promotion and marketing services under the agreement, as well as those supplied to Obagi Inc. in connection with Dr. Obagi’s practice within the United States.

Unless otherwise terminated in accordance with its terms, the agreement’s initial term is five years, and it may be renewed for additional terms upon the mutual consent of the parties upon six months’ written notice prior to the end of the initial term.

2006 Separation, release and non-compete agreement

In connection with the 2006 Agreement with Dr. Obagi described above, we entered into a separation and release agreement with Dr. Obagi effective as of June 29, 2006. Under the agreement, Dr. Obagi agreed to voluntarily resign as one of our officers and directors. Additionally, in connection with the agreement, we made a lump sum payment to Dr. Obagi in the amount of $368,057. As part of the agreement, Dr. Obagi has also agreed to certain non-competition and non-solicitation restrictions. Dr. Obagi’s obligations pursuant to this agreement survive for a period of five years from the execution date of the agreement.

2006 Lease agreement and letter agreement

In connection with the 2006 Agreement with Dr. Obagi described above, we entered into a lease agreement for the Beverly Hills property described above and a letter agreement with Skin Health Properties (an entity controlled by Dr. Obagi and his affiliates) as landlord dated June 29, 2006. The lease has a term of five years beginning August 1, 2006 and can be extended or terminated earlier under the terms of the lease. The base rent under the lease is $87,000 per year, and will be raised at a rate of 3.5% per year thereafter.

The letter agreement in connection with the lease with Skin Health Properties relates to leasehold improvements and prepayment of rent. Under the letter agreement, Skin Health Properties acknowledges that we have paid approximately $2.2 million in respect of leasehold improvements and prepaid rent under the lease and we will not be required to pay any additional amounts for leasehold improvements.

Agreements with Cellogique Corporation

On November 10, 2005, we entered into a Distribution Agreement with Cellogique Corporation, a corporation controlled by Dr. Obagi. We amended this agreement on October 23, 2006. The agreement granted Cellogique Corporation the exclusive right to promote, market, sell, distribute and sub-distribute certain specified products to customers within the Middle East. The contract includes a product discount of 12.5% off of distributors’ base price for investments already made in high-end medical centers and/or retail shop servicing each country in which Cellogique Corporation has customers. The agreement is for a term of 12 years effective January 1, 2006.

Agreements with CNO Chinese Obagi Corporation and VNO Vietnamese Obagi Corporation

On September 23, 1997, we entered into distributorship agreements with CNO Chinese Obagi Corporation (“CNO”) and VNO Vietnamese Obagi Corporation (“VNO”), corporations controlled by Dr. Obagi. These agreements granted CNO and VNO exclusive rights as our distributor in certain U.S. territories targeted to Chinese and Vietnamese populations. Under these agreements, CNO and VNO receive the maximum discount offered to our unrelated customers on our products. The agreements had initial one-year terms, and have been automatically renewed annually under the terms of the agreement. We sold CNO $268,000 worth of our products in 2006, and we sold VNO $106,000 worth of our products in 2006.

Interest in dermatology clinic customers

Dr. Obagi owns his own clinic and is a 75% owner of two other dermatology clinics, CNO and VNO, that purchase our products. We sold these clinics $852,000 worth of our products in 2006.

Transactions with Austin T. McNamara and affiliated parties

Employment agreement

On September 1, 2001, we entered into an employment agreement with Austin T. McNamara, the former chairman of our board of directors, president and chief executive officer. The agreement was for an initial period of three years and automatically renewed for successive one-year periods. Mr. McNamara resigned as our employee in May 2006 and died in December 2006. Under the agreement, Mr. McNamara was entitled to a base salary of not less than $500,000 per year. In addition, Mr. McNamara was entitled to an annual bonus as determined by the compensation committee, with a target of 100% of his base salary based on the achievement of performance based milestones.

If Mr. McNamara had been terminated without cause, then he would have been entitled to either 12 months of his base salary or any unpaid base salary for the entire remaining term of his employment agreement, whichever is greater. If Mr. McNamara was terminated or terminated his employment due to a change in control, he would have been entitled to the same above amount. In addition, all of his unvested options would have immediately vested in full. Change of control was defined to occur if any institution, other than the Stonington Fund or its affiliates (Stonington), acquired greater than 50% of our voting stock, or greater than 30% of our voting stock and Stonington did not own at least 30% of the stock. Mr. McNamara was also subject to a confidentiality covenant, a covenant not to solicit any employee to leave our employ during the term of the agreement and one year thereafter and a covenant not to compete with us during the same time period. No payments were made to Mr. McNamara under the provisions regarding termination.

On December 2, 1997, the Company entered into a Management Services Agreement with Mandarin Management Partners, Inc. (“Mandarin Partners”). The agreement provided for Mandarin Partners to provide management consulting and business advisory services to the Company. As compensation for those services, the Company paid Mandarin Partners, and then Lighthouse Venture Group (“LVG”), to whom the agreement was assigned on December 31, 2001, a monthly fee equal to two percent of the Company’s adjusted gross sales. Under an oral agreement between LVG and the Company, LVG paid 50% of Mr. McNamara’s salary and bonus through December 2005, and to the extent the Company’s fees to LVG exceeded the amounts paid by LVG to Mr. McNamara for his salary and bonus, LVG remitted the additional amounts back to the Company, except for amounts to cover expenses. For the years ended December 31, 2005 and 2004, the Company made payments to LVG in the amounts of $300 and $556, respectively, which are included in selling, general and administrative expenses. The oral and written agreements with LVG terminated as of December 31, 2005. LVG was controlled by Mr. McNamara.

Obligations under investor’s rights agreement

In April 2002, we entered into an Investor’s Rights Agreement with our former Chairman and Chief Executive Officer, Mr. McNamara. Subsequently, trusts established by Mr. McNamara became the owners of 1.88 million shares of the Company’s common stock owned by Mr. McNamara and parties to the Investor’s Rights Agreement. Mr. McNamara resigned as a member of our board of directors and as an employee in May 2006 and died in December 2006. The Investor’s Rights Agreement contained a repurchase obligation under which we were required to repurchase the shares of the Company held by the trusts upon the exercise of a repurchase right. Subsequent to Mr. McNamara’s resignation, the trusts exercised this repurchase right. Pursuant to procedures set forth in the Investor’s Rights Agreement three valuation firms were retained to prepare valuations of the stock held by the trusts and the total purchase price was to have been $28.2 million.

Any obligation we would have to repurchase the trusts’ shares was to have been subordinated to our Credit Agreement, which restricts payments on such liability to a maximum of $1.5 million in any fiscal year, not to exceed $5.0 million while the Credit Agreement is in place. The Investor’s Rights Agreement contains subordination provisions and the trusts signed an additional subordination agreement in connection with the Credit Agreement pursuant to which they agreed to be subordinated to the loans under the Credit Agreement. On November 17, 2006 we tendered promissory notes in the aggregate principal amount of $28.2 million, along with a cash payment of $1.5 million as a partial prepayment of the notes, to the trusts in order to close on our repurchase of the shares held by the trusts pursuant to the terms of the Investor’s Rights Agreement. The trusts refused to accept our tender of these payments and refused to tender their shares and close on the repurchase of the shares they hold. As a result, we believe the trusts are in material breach of their obligations under the Investor’s Rights Agreement. Based upon this material breach by the trusts, as well as for other reasons, we believe we are no longer obligated to repurchase the shares held by the trusts pursuant to the Investor’s Rights Agreement and the right of the trusts to require us to repurchase the shares has expired and can no longer be enforced against us.

The trusts have taken the position that they did not breach their obligations under the Investor’s Rights Agreement and that instead we have breached our obligation to repurchase the trusts’ shares under the Investor’s Rights Agreement. While we believe the trusts’ claims to be without merit, there can be no assurance we would prevail if the trusts were to seek to enforce their claims through litigation. To our knowledge, as of April 27, 2007 the trusts had not commenced litigation against us.

On May 18, 2006, the trusts’ exercised the repurchase right contained in the Investor’s Rights Agreement to require the Company to repurchase the shares owned by the trusts. Subsequently, we reported a liability of approximately $28.2 for the estimated amount we would be required to pay to fulfill the repurchase obligation. As discussed above, on November 17, 2006, the trusts refused to accept the consideration tendered by us to satisfy the repurchase obligation and in doing so, we believe breached the terms of the Investor’s Rights Agreement and nullified any obligation we had to repurchase the trusts’ shares. As a result of this breach, and for other reasons, we reversed the liability we previously reported to reflect our conclusion that the shares held by the trusts are no longer subject to repurchase by us pursuant to the Investor’s Rights Agreement and the right of the trusts to require the us to repurchase the shares pursuant to the Investor’s Rights Agreement has expired.

Also as discussed above, the trusts have taken the position that they did not breach their obligations under the Investor’s Rights Agreement and that instead, we have breached our obligation to repurchase the trusts’ shares. However, no related claims had been asserted against us as of April 27, 2007. As such, there is not a potential liability that would be probable or estimable, and therefore, the Company did not report a liability for these unasserted claims as of December 31, 2006.

Transactions with Stonington Capital Appreciation 1994 Fund, L.P.

Management services agreement

On December 8, 2002 we entered into a Management Services Agreement with Stonington Partners, Inc., an affiliate of the Stonington Fund, our largest stockholder, which owns approximately 45.3% of our outstanding common stock. The agreement calls for Stonington Partners, Inc. to provide management consulting and business advisory services to us. As compensation for these services, we were required to pay Stonington Partners, Inc. an annual advisory fee of 1.5% of the amount invested by the Stonington Fund into OMP, Inc. plus an allocation for overhead expenses. We paid $400,000 to Stonington Partners, Inc. in 2006 under this agreement. The agreement automatically terminated upon the consummation of the initial public offering of our common stock in December 2006.

Policies and procedures for reviewing, approving or ratifying related party transactions

All related party transactions must be submitted to the audit committee for review, approval or ratification in advance. The audit committee shall hold an in-person or telephonic meeting to determine the disposition of each proposed related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal year 2006, such SEC filing requirements were satisfied.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Overview of the Compensation Program

The compensation committee of the board of directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. One of the objectives of the compensation committee is to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

Compensation Goals and Philosophy

The primary goals of the compensation committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to reward the achievement of specific annual, long-term and strategic goals by the Company, and to align executives’ interests with those of the stockholders by rewarding performance meeting and exceeding established goals, with the ultimate objective of improving stockholder value. The compensation committee evaluated individual executive performance with a goal of setting compensation at levels the committee believes are appropriate taking into account the responsibility and performance of, and compensation paid to, other executives of the Company and to executives at comparable companies. To that end, the compensation committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Historically, the compensation committee has not retained a compensation consultant to review our policies and procedures with respect to executive compensation. The compensation committee conducted an annual review of the aggregate level of our executive compensation and compared the responsibilities and performance of each of our executives. The compensation committee sought to align each element of compensation for each executive with that of his or her peer within the Company’s executive team based upon the level of responsibilities of, and performance by, each executive. During 2006, management gathered information concerning the compensation paid to executives at what they considered to be comparable public companies and provided such information to the compensation committee. The compensation committee reviewed such information and took it into account when setting compensation for the Company’s executives, but did not consider such information to be a benchmark for setting compensation for the Company’s executives. The members of the compensation committee primarily relied on their experience, including management of a private equity fund, in determining the compensation for the Company’s executives and believe that the compensation paid to the Company’s executives is comparable to similar public companies.

The compensation committee will retain a compensation consultant in early 2007 to assist the committee in comparing the Company’s executive compensation packages to its peers in the industry. The committee will consider this analysis as part of the basis for setting executive compensation levels in 2007.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all of the decisions regarding all compensation for the executive officers and approves recommendations regarding equity awards to all officers of the Company. Decisions regarding non-equity compensation of other officers are made by the Chief Executive Officer.

The Chief Executive Officer annually reviews the performance of each executive officer. The performance of the Chief Executive Officer, is reviewed by the compensation committee, although the compensation committee does ask the Chief Executive Officer to provide his view concerning his performance to the compensation committee. The conclusions reached, and the recommendations made by, the Chief Executive Officer, based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee then discusses the review and recommendation presented by the Chief Executive Officer and discusses their own review of the performance of the executive officers. The compensation committee exercises its discretion in deciding the compensation to be paid to the executive officers.

Elements of Compensation

To achieve the compensation committee’s objectives, the Company’s compensation plans must serve three primary purposes. First, they must be competitive. Presently, competitive means targeting total compensation, in the aggregate (i.e., including base pay, short-term incentives, long-term incentives and benefits) in a manner that in line with the executive’s internal peer group as an initial benchmark, but varies for each individual based on individual and Company performance. Individual targets are equitably set on the same basis, compared to both peers and internal benchmarks. Secondly, pay should vary based on Company and individual performance. Third, they should align each participant’s interests with shareholders. The principal components of executive compensation consists of following elements:

Base Salary.   Base salaries are provided to our executives to compensate them for services rendered during the fiscal year. Base salaries for our executives are established based on the scope of their responsibilities and their individual performance. Generally, we believe that executive base salaries should be in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries after taking into account individual responsibilities, performance and experience. For 2007, this review occurred in the first quarter at which time the compensation committee approved a cost of living salary increase of 5% for each of our executive officers, except for Mr. Goldstein, who received a cost of living and performance increase of 10%.

Discretionary Annual Bonus.   The compensation committee has the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for the Company achieving financial and operational goals and for the officer achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to the EBITDA and revenue targets set during the budgeting process and the individual’s performance evaluation. The targets levels selected are designed to be ambitious yet achievable. In this way, each executive’s bonus is directly tied to Company results, yet varies based on the individual’s actual performance. Short-term incentives primarily support the setting and tracking of financial and operational goals, and rewarding performance that facilitates their achievement.

Our discretionary annual bonus is paid in cash in an amount reviewed and approved by the compensation committee and ordinarily is paid in a single installment upon the filing of the Company’s Annual Report on Form 10-K with the SEC. Pursuant to either an employment agreement, offer letter or oral policy, each officer, is eligible for a discretionary annual bonus up to an amount equal to a specified percentage of such executive’s salary. However, the compensation committee may adjust the discretionary annual bonus paid to our executive officers. The compensation committee targeted discretionary bonus amounts to be paid in 2007 for performance in 2006 at 50% of base salary for each of our executive officers, except for the Chief Executive Officer whose target bonus is 65% of his base salary. The actual amount of discretionary bonus was determined after the compensation committee determined that the Company met its financial and operational goals and following a review of each executive’s individual performance and contribution to our strategic goals, which was conducted during the first quarter in 2007. The compensation committee has not fixed a maximum payout for any officers’ annual discretionary bonus.

Long-Term Incentive Program.   We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders and retain our senior leaders of the Company. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in the Company.

Options.   Our 2005 Stock Incentive Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee is the administrator of the stock option plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management, such as Mr. Carlson, our Chief Executive Officer. In 2006, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards”. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest 33% per annum based upon continued employment over a three-year period, and generally expire 10 years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

Stock Appreciation Rights.   Our 2005 Stock Incentive Plan authorizes us to grant stock appreciation rights, or SARs. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. The base value of each SAR equals the value of our common stock on the date the SAR is granted. Upon surrender of each SAR, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the SAR. SARs typically vest based upon continued employment on a pro-rata basis over a three-year period, and generally expire ten years after the date of grant. Our compensation committee is the administrator of our stock appreciation rights plan. To date, no SARs have been awarded to any of our executive officers. We have the right to convert outstanding SARs into stock options.

Restricted Stock and Restricted Stock Units.   Our 2005 Stock Incentive Plan authorizes the compensation committee to grant restricted stock and restricted stock units, subject to restrictions which lapse in installments or as our compensation committee deems appropriate. Shares of common stock that are subject to restrictions will be forfeited to and reacquired by us if the recipient’s employment or service terminates. To date, no restricted stock or restricted stock units have been awarded to any of our executive officers.

Performance awards, dividend equivalents, other stock grants, and other stock-based awards.   Our 2005 Stock Incentive Plan authorizes the compensation committee to grant cash or stock performance awards based on the achievement of performance goals during performance periods established by the committee; dividend equivalents under which the participant is entitled to receive payments equal to the amount of cash dividends paid by us to holders of shares with respect to a number of shares determined by the committee; other stock grants; and other stock-based awards.

Cash awards.   Our 2005 Stock Incentive Plan authorizes the compensation committee to grant cash awards based upon achievement levels measured against certain performance criteria. The agreement for the cash award may contain provisions regarding the target and maximum amount payable to the participant as a cash award, performance conditions, the timing of any payment earned, restrictions on the alienation or transfer of the cash award prior to actual payment, forfeiture provisions and other terms and conditions determined from time to time by our compensation committee. The maximum amount payable as a cash award granted to any individual under the 2005 Plan for any fiscal year to any participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed $1 million.

Other Compensation.   Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently at median competitive levels for comparable companies. We currently have no plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits and perquisites provided thereunder.

Perquisites and Other Personal Benefits

The Company may provide its named executive officers with perquisites and other personal benefits that the Company and the compensation committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The Company at times awards its executives expense paid vacations as recognition for outstanding achievement.

The Company has entered into severance agreements with certain key employees, including the named executive officers. The severance agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Made Upon Termination or Change in Control” on page 23. There are currently no other perquisites or other personal benefits provided to the named executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2006, there were no amounts of base salary and cash bonus in excess of $1,000,000 for any named executive officer.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

The following Table set forth information concerning compensation earned for services rendered to the Company by the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”), the Company’s next three most highly compensated executive officers for fiscal year 2006 other than the CEO and the CFO and the Company’s former CEO. Collectively, these are the “Named Executive Officers”.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Steven R. Carlson Chief Executive Officer and President	2006	$400,000	—	$501,600	$300,000	—		$1,201,600
Stephen A. Garcia Chief Financial Officer	2006	$234,500	—	$273,600	$100,000	$12,363	(2)	$620,463
Curtis A. Cluff Executive Vice President, Corporate Development and Operations	2006	$279,250		$273,600	$140,000	$11,157	(3)	$704,007
David Goldstein Executive Vice President, Global Sales and Field Marketing	2006	$253,750	—	$273,600	$160,000	$39,278	(4)	$726,628
Judith C. Hattendorf Senior Vice President, Product Development	2006	$218,750	—	$159,600	$95,000	—		$473,350
Zein E. Obagi, M.D. Executive Medical Director(5)	2006	$165,000	—	—	—	$854,432	(6)	$1,019,432
Austin T. McNamara Former Chairman of the Board of Directors, Chief Executive Officer and President(7)	2006	$208,340	—	—	—	—		$208,340

(1)             The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, see Note 2 in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 15, 2007.

(2)             Mr. Garcia received Company contributions under its 410(k) plan.

(3)             Mr. Cluff received a watch and paid vacation as recognition of his outstanding achievement. He also received company contributions under its 410(k) plan.

(4)             Mr. Goldstein received a watch and a paid vacation as recognition of his outstanding achievement valued at $30,963 after tax gross up. He also received company contributions under its 410(k) plan.

(5)             Dr. Obagi served as our executive medical director until June 2006. He is no longer an officer or employee of the Company.

(6)             Includes (i) $100,000 in royalties paid to Dr. Obagi under the Termination, License and Obligations Agreement dated December 17, 2002; (ii) $385,000 in fees related to the 2006 Agreement dated June 29, 2006; (iii) $368,057 in connection with the 2006 Separation, Release and Non-compete Agreement dated June 29, 2006; and (iv) $1,375 in 401(k) contributions matched by the Company.

(7)             Mr. McNamara served as our chairman until May 2006.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of stock and option awards made to our Named Executive Officers during fiscal 2006:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Option Awards

Steven R. Carlson(1)	12/13 —	— —	— $260,000	— —	— —	— —	— —	— —	110,000 —	$11.00 —	$501,600 —
Stephen A. Garcia(2)	12/13 —	— —	— $120,500	— —	— —	— —	— —	— —	60,000 —	$11.00 —	$273,600 —
Curtis A. Cluff(3)	12/13 —	— —	— $142,000	— —	— —	— —	— —	— —	60,000 —	$11.00 —	$273,600 —
David Goldstein(4)	12/13 —	— —	— $129,000	— —	— —	— —	— —	— —	60,000 —	$11.00 —	$273,600 —
Judith C. Hattendorf(5)	12/13 —	— —	— $ 112,500	— —	— —	— —	— —	— —	35,000 —	$11.00 —	$159,600 —
Zein E. Obagi, M.D.(6)	—	—	$123,750	—	—	—	—	—	—	—	—
Austin T. McNamara(7)	— —	— —	$500,000	— —	— —	— —	— —	— —	— —	— —	— —

(1)                 Mr. Carlson’s base salary is $400,000 and he is eligible for a discretionary cash bonus with a target of 65% of his base salary. The cash bonus paid for 2006 was based on overall financial performance of the Company and personal performance. The stock option award was a discretionary award given at the time of the Company’s initial public offering.

(2)                 Mr. Garcia’s base salary is $241,000 and he is eligible for a discretionary cash bonus with a target of 50% of his base salary. The cash bonus paid for 2006 was based on overall financial performance of the Company and personal performance. The stock option award was a discretionary award given at the time of the Company’s initial public offering.

(3)                 Mr. Cluff’s base salary is $284,000 and he is eligible for a discretionary cash bonus with a target of 50% of his base salary. The cash bonus paid for 2006 was based on overall financial performance of the Company and personal performance. The stock option award was a discretionary award given at the time of the Company’s initial public offering.

(4)                 Mr. Goldstein’s base salary is $258,000 and he is eligible for a discretionary cash bonus with a target of 50% of his base salary. The cash bonus paid for 2006 was based on overall financial performance of the Company and personal performance. The stock option award was a discretionary award given at the time of the Company’s initial public offering.

(5)                 Mrs. Hattendorf’s base salary is $225,000 and he is eligible for a discretionary cash bonus with a target of 50% of his base salary. The cash bonus paid for 2006 was based on overall financial performance of the Company and personal performance. The stock option award was a discretionary award given at the time of the Company’s initial public offering.

(6)                 Dr. Obagi’s base salary was $330,000 and he was eligible for a discretionary cash bonus with a target of 75% of his base salary. No cash bonus was paid for 2006.

(7)                 Mr. McNamara’s base salary was $500,000 and he was entitled to a cash bonus with a target of 100% of his base salary if certain conditions were met. No cash bonus was paid for 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers at the end of fiscal 2006:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven R. Carlson	69,444	138,890	(1)	—	$8.40	3/1/2015	—	—	—	—
	13,889	27,778	(2)	—	$10.80	10/31/2015
	13,889	27,778	(2)	—	$14.40	10/31/2015
		110,000	(3)	—	$11.00	12/13/2016
Stephen A. Garcia	8,334	4,166	(4)	—	$8.40	3/1/2015	—	—	—	—
	9,723	19,444	(2)	—	$10.80	10/31/2015
		60,000	(3)	—	$11.00	12/13/2016
Curtis A. Cluff	12,500	12,500	(5)	—	$1.20	1/28/2012	—	—	—	—
	5,556	11,111	(2)	—	$10.80	10/31/2015
		60,000	(3)	—	$11.00	12/13/2016
David Goldstein	417	—		—	$10.00	3/31/2011	—	—	—	—
	27,778	13,889	(4)	—	$8.40	3/1/2015
	2,778	5,556	(2)	—	$10.80	10/31/2015
		60,000	(3)	—	$11.00	12/13/2016
Judith C. Hattendorf	1,500	—		—	$1.29	9/1/2010	—	—	—	—
	11,112	5,555	(4)	—	$8.40	3/1/2015
	2,778	5,556	(2)	—	$10.80	10/31/2015
		35,000	(3)	—	$11.00	12/13/2016
Zein E. Obagi, M.D	—	—		—	—	—	—	—	—	—
Austin T. McNamara	—	—		—	—	—	—	—	—	—

(1)                 Options vest 1/3 each year on March 31, 2006, 2007 and 2008.

(2)                 Options vest 1/3 each year on September 30, 2006, 2007 and 2008.

(3)                 Options vest 1/3 each year on December 13, 2007, 2008 and 2009.

(4)                 Options vest 1/3 each year on March 1, 2005, September 30, 2006 and 2007.

(5)                 Options vest 20% each year on January 28, 2003, 2004, 2005, 2006 and 2007.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during fiscal 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven R. Carlson	—	—	—	—
Stephen A. Garcia	—	—	—	—
Curtis A. Cluff	—	—	—	—
David Goldstein	4,500	$27,360	—	—
Judith C. Hattendorf	—	—	—	—
Zein E. Obagi, M.D.	—	—	—	—
Austin T. McNamara	—	—	—	—

Potential Payments Upon Termination or Change In Control

On August 10, 1999, we entered into an employment agreement with David Goldstein, our Executive Vice President Global Sales and Field Marketing. Under the agreement, Mr. Goldstein is entitled to a base salary of $110,000 per year subject to annual cost of living increases or such greater increase as may be approved by our Board of Directors. In addition, Mr. Goldstein is eligible to receive an annual cash bonus with a target ranging from 30% to 50% of his base salary based on the achievement of performance-based milestones. Under the agreement, Mr. Goldstein was granted an option to purchase 5,000 shares of our common stock at a purchase price of $1.00 per share.

Under the agreement, either Mr. Goldstein or we may terminate his employment at any time. If Mr. Goldstein is terminated for cause or terminates his own employment, he is entitled to no severance. Mr. Goldstein is also subject to a confidentiality covenant, a covenant not to solicit any employee to leave our employ during the term of the agreement and three years thereafter and a covenant not to compete with us during the same time period. However, if Mr. Goldstein is terminated without cause, such covenants relating to competition with us lapse on the first anniversary of his termination.

On August 23, 2000, we entered into an employment agreement with Judith C. Hattendorf, our Senior Vice President, Product Development. Under the agreement, Ms. Hattendorf is entitled to a base salary of $125,000 per year subject to annual cost of living increases or such greater increase as may be approved by our Board of Directors. In addition, Ms. Hattendorf is eligible to receive an annual cash bonus, with a target of 30% of her base salary based on the achievement of performance-based milestones. Under the agreement, Ms. Hattendorf was granted an option to purchase 5,000 shares of our common stock at a purchase price of $1.94 per share.

Under the agreement, either Ms. Hattendorf or we may terminate her employment at any time. If Ms Hattendorf is terminated for cause or if she terminates her own employment, she is entitled to no severance. Ms. Hattendorf is also subject to a confidentiality covenant, a covenant not to solicit any employee to leave our employ during the term of the agreement and three years thereafter and a covenant not to compete with us during the same time period. However, if Ms. Hattendorf is terminated without cause, such covenants relating to competition lapse on the first anniversary of her termination.

On November 30, 2001, we entered into an employment agreement with Curtis Cluff, our Executive Vice President, Corporate Development and Operations. Under the agreement, Mr. Cluff is entitled to a base salary of $200,000 per year subject to annual cost of living increases or such greater increase as may be approved by our Board of Directors. In addition, Mr. Cluff is eligible to receive an annual cash bonus with a target of up to 50% of his base salary based on the achievement of performance-based milestones. Under the agreement, Mr. Cluff was granted an option to purchase 75,000 shares of our common stock at a purchase price of the then-current fair market value of our common stock.

Under the agreement, either Mr. Cluff or we may terminate his employment at any time. If Mr. Cluff is terminated for cause or terminates his own employment, he is entitled to no severance. If Mr. Cluff is terminated without cause, then he will be entitled to six months of his base salary.

On June 13, 2003, we entered into an employment agreement with Stephen A. Garcia, our Chief Financial Officer. Under the agreement, Mr. Garcia is entitled to a base salary of $125,000 per year subject to annual cost of living increases or such greater increase as may be approved by our Board of Directors. In addition, Mr. Garcia is eligible to receive an annual cash bonus of up to 20% of his base salary based on the achievement of performance-based milestones.

On March 1, 2005, we entered an employment agreement with Steven R. Carlson, our Chief Executive Officer. Under the agreement Mr. Carlson is entitled to a base salary of $300,000 per year or such greater amount as the board or compensation committee thereof may determine. In addition, Mr. Carlson is eligible to receive an annual cash bonus with a target of up to 50% of his base salary based on the achievement of performance based milestones. Mr. Carlson is entitled to relocation assistance in the amount of $100,000. Under the agreement, Mr. Carlson was granted a non-qualified option to purchase 208,334 shares of our common stock at fair market value. The option vests annually over three years.

If Mr. Carlson’s employment is terminated without cause, he will be entitled to 18 months of his base salary and if he elects to continue his health coverage under COBRA we will pay Mr. Carlson’s monthly premium as is consistent with senior executive COBRA coverage. . If Mr. Carlson had been terminated without cause on December 31, 2006, he would have received benefits worth $600,000 under the terms of this agreement. In addition, if Mr. Carlson’s employment is terminated without cause, the vesting of his unvested options will be accelerated by 12 months. If Mr. Carlson’s employment is terminated or if he terminates his employment due to a change in control, he will be entitled to the same severance benefits as above contingent upon his execution of a general release. Mr. Carlson is subject to a confidentiality covenant and a covenant not to solicit any employee to leave our employ during the term of the agreement and 18 months thereafter, and a covenant not to compete with us during the same period.

On August 29, 2006, we entered into severance agreements with four of our executive officers: Curtis A. Cluff, our Executive Vice President, Corporate Development and Operations, Stephen A. Garcia, our Chief Financial Officer, David Goldstein, our Executive Vice President, Global Sales and Field Marketing, and Judith Hattendorf, our Senior Vice President, Product Development.

Each of the severance agreements provides that if the officer’s employment with us is terminated within 12 months following a change of control without cause or by the officer with good reason, the officer will be entitled, upon execution of a release in a form acceptable to us, an amount equal to 100% of the officer’s then current annual base salary, payable over 12 consecutive months. For purposes of the severance agreements:

•       change of control is defined as the acquisition by any person or entity of securities representing 50% or more of the combined voting power of our then outstanding securities; the nomination or election, during any consecutive 24-month period, of new members of our board so that the individuals who constitute the majority of our board at the beginning of the 24-month period or individuals subsequently elected by individuals who constituted a majority of the members of the board at the beginning of the 24-month period, cease to constitute a majority at the end of the 24-month period; a merger or consolidation with another entity that results in less than 50% of our voting securities remaining outstanding after the merger or consolidation; the sale or other disposition

•       of all or substantially all of our assets;

•       cause is defined as any act or omission that constitutes cause under any of our policies or employment agreements in existence between us and the officer; a dishonest, illegal or wrongful act involving fraud, misrepresentation, moral turpitude or misappropriation which causes damage to our business by the officer; the willful absence from employment or failure or refusal to perform duties by the officer; or the officer’s willful failure or refusal to perform specific lawful directives we may give;

•       good reason is defined as a default in our obligation to pay compensation to the officer when it is due (if not cured within 30 days of written notice); failure by us to comply in any material respect with any provision of any existing written employment agreement between us and the officer (if not cured within 30 days of written notice); a material diminution in the officer’s compensation, benefits, title, authority, responsibilities or status without the officer’s consent (if not cured within 30 days of written notice); or the move of the officer’s workplace more than 50 miles.

Director Compensation

Members of the Board of Directors who are not our employees will be entitled to receive annual retainers of $30,000. The chair of our audit committee, Mr. Grant, will be entitled to receive an additional annual retainer of $10,000. The chair of our nominating/corporate governance committee, Mr. Hoecker, and the chair of our compensation committee, Mr. Badie, each will be entitled to receive an additional annual retainer of $5,000. In addition, all members of the Board of Directors who are not our employees receive $1,500 for each board meeting attended in person and $500 for each board meeting attended via telephone. Each member of the committees of our Board of Directors who are not our employees receive $500 for each committee meeting attended in person and $500 for each committee meeting attended via telephone. Any new non-employee Director who has not been in our prior employ will receive an initial grant of restricted stock with a fair market value of $30,000 on the date such individual joins the Board of Directors. In addition, each non-employee Director will be entitled to receive an annual grant of restricted stock with a fair market value of $30,000.

Under these arrangements, we paid the members of the Board of Directors who are not our employees the following compensation during the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Steven R. Carlson	—	—		—	—	—	—	—
Albert J. Fitzgibbons III	—	—		—	—	—	—	—
John A. Bartholdson	—	—		—	—	—	—	—
Bradley J. Hoecker	—	—		—	—	—	—	—
Edward A. Grant	$73,167	—		—	—	—	—	$73,167
Albert F. Hummel	$52,000	—		—	—	—	—	$52,000
Ronald P. Badie	—	$30,008	(1)	—	—	—	—	$30,008
Austin T. McNamara	—	—		—	—	—	—	—
Dr. Obagi	—	—		—	—	—	—	—
LeRoy Keith	$7,500	—		—	—	—	—	$7,500

(1)          On December 13, 2006, the Company issued 2,728 shares of restricted stock to Ronald P. Badie. The fair market value of the restricted stock was based upon the initial public offering price of $11.00. The stock is no longer subject to forfeiture after one year from the date of grant.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual meeting proxy statement on Schedule 14A for the year ended December 31, 2006.

COMPENSATION COMMITTEE
Ronald P. Badie, Chairman
Albert J. Fitzgibbons III
Edward A. Grant

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and determining the compensation of the registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq, with the exception of John A. Bartholdson.

Management has primary responsibility for the system of internal controls and the financial reporting process. The registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•       reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2006 with the Company’s management and the independent registered public accounting firm;

•       discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•       reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the independent registered public accounting firm their independence, and concluded that the non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining their independence;

•       based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC; and

•       instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that in the firm’s opinion are material, unusual, irregular or illegal.

AUDIT COMMITTEE
Edward A. Grant, Chairman
Ronald P. Badie
John A. Bartholdson
Albert F. Hummel

Principal Accountant Fees and Services

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal 2005 and 2006.

	2005	2006
Audit Fees(1)	$492,672	$2,026,665
Audit-Related Fees(2)	26,515	1,100
Tax Fees(3)	176,450	203,357
All other Fees(4)	—	—
Total	$695,637	$2,231,122

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees, provided that the Chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. During the year ended December 31, 2006, all services, audit and non-audit related were approved by the Audit Committee.

(1)          Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s quarterly financial statement and audit services provided in connection with other statutory or regulatory filings. In 2006, audit fees also included fees for professional services provided in connection with the Registration Statement filed with the SEC in connection with the Company’s initial public offering.

(2)          Audit-related fees principally include consulting fees related to Section 404 of the Sarbanes-Oxley Act.

(3)          For fiscal 2005 and 2006, respectively, tax fees principally included tax compliance fees of $176,450 and $157,950, and tax advice and tax planning fees of $0 and $45,407.

(4)          There were no fees billed to us that were not reported above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the years ended December 31, 2006 and 2005.

PERFORMANCE GRAPH

The following information is not deemed to be ‘‘soliciting material’’ or to be ‘‘filed’’ with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

The Performance Graph below represents a comparison of the total return of our common stock, the NASDAQ Market Index and the SIC—Pharmaceutical Preparations for the period between December 14, 2006, and December 31, 2006. The graph assumes $100 was invested on December 14, 2006, and dividends are reinvested for the fiscal year ended December 31, 2006.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG OBAGI MEDICAL PRODUCTS, INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of the directors to serve until the annual meeting of stockholders in 2008 and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The Board of Directors has unanimously nominated Messrs. Carlson, Fitzgibbons, Bartholdson, Hoecker, Grant, Hummel and Badie for election to the Board of Directors. The nominees have indicated that they are willing and able to serve as directors. If any of the directors becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board of Directors recommends a vote “for” the election of Messrs. Carlson, Fitzgibbons, Bartholdson, Hoecker, Grant, Hummel and Badie. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Messrs. Carlson, Fitzgibbons, Bartholdson, Hoecker, Grant, Hummel and Badie.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP was the Company’s independent accounting firm for the fiscal year ended December 31, 2006 and has been the Company’s auditors since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

The Company’s Bylaws provide that advance notice of a stockholder’s proposal must be delivered to the Secretary of the Company at the Company’s principal executive offices not less than 90 or more than 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not later than those close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the full text of the provisions of the Company’s Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 2008 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at 310 Golden Shore, Long Beach, CA 90802, attention: Corporate Secretary on or before January 7, 2008. In addition, if the Company is not notified by February 4, 2008 of a proposal to be brought before the 2008 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

By Order of the Board of Directors

Steven R. Carlson
Chief Executive Officer

Long Beach, California
May 4, 2007

OBAGI MEDICAL PRODUCTS, INC.

Proxy Solicited by the Board of Directors
for the Annual Meeting of Stockholders
to be Held June 7, 2007

The undersigned hereby appoints Albert J. Fitzgibbons III and Steven R. Garcia or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Obagi Medical Products, Inc. (the “Company”) to be held on June 7, 2007 at 10:00 am., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

1.             To elect the following seven (7) nominees as directors, to hold office until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified:

Steven R. Carlson
Albert J. Fitzgibbons III
John A. Bartholdson
Bradley J. Hoecker
Edward A. Grant
Albert F. Hummel
Ronald P. Badie

___	FOR All nominees listed (except as indicated below)	___	WITHHOLD AUTHORITY to vote (as to all nominees)

To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.

2.             To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2007.

For	Against	Abstain

The Board recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date: , 2007

PLEASE COMPLETE, DATE AND SIGN THIS PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.